Exhibit 99.1

JUNO THERAPEUTICS REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

— JCAR015 IND FDA clearance allows initiation of Juno’s first pivotal trial —

— Transformative partnership with Celgene —

— Substantial R&D progress with key acquisition integrations on track —

— Conference call to be held today at 5:00pm Eastern Time —

SEATTLE – August 12, 2015 (GLOBE NEWSWIRE) — Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported business highlights and financial results for the second quarter of 2015.

“I am pleased by the progress we have made over the last quarter. Data we presented on JCAR014, JCAR015 and JCAR017 demonstrate the progress we are making in the clinic. The FDA clearance of the IND for JCAR015 was also an important milestone, and we are now well placed to start our first pivotal clinical trial,” stated Hans Bishop, Juno’s CEO. “We also completed a number of strategic transactions that significantly improve our capabilities, access to transformative technologies, and balance sheet.”

Concurrent with the Celgene partnership, the company announced that Thomas O. Daniel, M.D., President, Celgene Research and Early Development, has been appointed to the Juno Board of Directors. Dr. Daniel has extensive experience in oncology and immunology coupled with a proven track record of building and leading research and development teams.

“Tom has a tremendous track record of strategic leadership in building a world-class pipeline and successfully translating discovery research into new clinical candidates. We look forward to Tom’s contributions and insights as a member of the Juno Board,” said Hans Bishop.

Second Quarter 2015 and Recent Corporate Highlights

Clinical Progress:

•	The U.S. Food and Drug Administration (FDA) cleared investigational new drug (IND) applications for JCAR015 and JCAR017 for the treatment of adult patients with relapsed/refractory (r/r) acute lymphoblastic leukemia (ALL), and r/r B cell non-Hodgkin lymphoma (NHL), respectively. The JCAR015 Phase 2 study will serve as Juno’s U.S. registration trial in adult r/r ALL, and the Phase 1 JCAR017 trial is the backbone component of Juno’s multi-pronged strategy in NHL. Juno expects both of these studies to begin this quarter.

•	Translational insights from ongoing trials across Juno’s CD19 portfolio were presented at various medical meetings and highlight several important areas of progress, including:

•	Early data of improved response rates in r/r NHL (6/7 or 86%) with greater cell expansion and persistence as presented in data for JCAR014 at the American Society of Clinical Oncology (ASCO) meeting in May.

•	Emerging clinical data that corroborate pre-clinical evidence of the potential benefits of defined cell products in creating deeper remissions, with 91% complete molecular remission rates as measured by flow cytometry for both JCAR017 (20/22 evaluable patients) in r/r pediatric ALL and JCAR014 (21/23 evaluable patients) in r/r adult ALL, presented at ASCO and the American Association for Cancer Research.

•	JCAR015 data continue to be encouraging, demonstrating complete remission (CR) in 87% of evaluable patients with ALL, and minimal residual disease (MRD) negative CR was reported in 81% of patients who achieved a CR. Median overall survival (OS) for all efficacy-evaluable patients was 8.5 months, and the six month OS rate was 59 percent (95 percent CI: 39-74), presented at ASCO.

•	Safety profile across the CD19 portfolio remains consistent with what has been previously reported.

Corporate News:

•	Entered into a ten-year collaboration with Celgene to leverage T cell therapeutic strategies with an initial focus on CAR T and TCR therapies. Celgene gained the option to commercialize Juno programs outside North America and co-promote certain programs globally. Celgene also purchased 9.1 million of Juno shares. Juno has gained the option to co-develop, co-promote and share profits with respect to select Celgene programs. Juno also received $1 billion in total payments. The collaboration became effective on July 31 after an early termination of the Hart-Scott-Rodino Antitrust waiting period.

•	Acquired Stage Cell Therapeutics GmbH (Stage), bringing access to transformative cell selection and activation capabilities, next-generation manufacturing automation technologies, enhanced supply chain control, and lower expected long-term cost of goods.

•	Acquired X-Body, Inc., bringing in-house an innovative discovery platform that interrogates the human antibody repertoire, rapidly selecting fully-human antibodies, and single-chain variable fragments with desired characteristics, even against difficult targets.

•	Entered into an exclusive collaboration with Editas to conduct trials using Editas’ genome editing technologies, including CRISPR/Cas9, in creating improved, next-generation CAR T and TCR products.

•	Entered into a collaboration with Fate Therapeutics to identify and utilize small molecules to modulate cell signaling pathways in creating improved, next-generation CAR T and TCR products.

•	Entered into a collaboration with MedImmune to conduct combination clinical trials in immuno-oncology with one of Juno’s CD19-directed CAR T cell candidates and MedImmune’s investigational programmed cell death ligand 1 (PD-L1) immune checkpoint inhibitor, MEDI4736.

•	Reached a favorable settlement that resolved litigation with the University of Pennsylvania and Novartis Pharmaceuticals Corporation and included an initial payment as well as potential future milestone and royalty payments to Juno.

•	Appointed Hyam I. Levitsky, M.D. as executive vice president, research and chief scientific officer. Dr. Levitsky is responsible for developing a comprehensive immunotherapy program focused on advancing chimeric antigen receptor and T-cell receptor technologies.

Second Quarter 2015 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of June 30, 2015 were $313.4 million compared to $474.1 million as of December 31, 2014. After giving effect to the effectiveness of the Celgene collaboration on July 31, 2015, including the initial purchase of Juno stock by Celgene, the pro forma cash is $1.31 billion.

•	Cash Burn: Cash burn in the three months ended June 30, 2015 was $134.2 million. This included net cash paid of $77.7 million related to the Stage and X-Body acquisitions and $38.0 million in upfront fees to acquire technology. The additional burn of $18.5 million was primarily due to cash used in operations of $24.0 million related to the overall growth of Juno’s business, including the hiring of key talent, litigation costs, and increased purchases of property and equipment of $6.8 million, offset by cash received in the second quarter of 2015 of $12.25 million in connection with the Novartis sublicense agreement. Cash burn in the six months ended June 30, 2015 was $160.6 million.

•	Revenue: Revenue was $12.5 million in the three and six months ended June 30, 2015 which consisted primarily of $12.25 million received in connection with the Novartis sublicense agreement.

•	R&D Expenses: Research and development expenses in the three and six months ended June 30, 2015, inclusive of non-cash expenses and computed in accordance with GAAP, were $60.2 million and $118.0 million, respectively, compared to $6.5 million and $9.4 million in the three and six months ended June 30, 2014, respectively. The increase of $53.7 million and $108.6 million in the three and six months ended June 30, 2015, respectively, was primarily due to increased costs related to acquiring technology, expanding the company’s overall research and development capabilities, hiring key talent, advancing programs at Juno’s founding institutions, non-cash stock-based compensation expense, and expenses related to the change in estimated value and elapsed accrual period for Juno’s potential success payments to the Fred Hutchinson Cancer Research Center (FHCRC) and Memorial Sloan Kettering Cancer Center (MSK).

•	Non-GAAP R&D Expenses: Non-GAAP research and development expenses in the three and six months ended June 30, 2015 were $23.8 million and $40.8 million, respectively. Non-GAAP research and development expenses in 2015 exclude the following:

•	Success payment expense of $4.0 million and $42.9 million for the three and six months ended June 30, 2015, respectively, associated with the change in estimated value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Upfront payments related to license agreements of $30.8 million for the three and six months ended June 30, 2015 associated with the Editas and Fate Therapeutics collaborations.

•	Non-cash stock-based compensation expense of $1.7 million and $3.6 million for the three and six months ended June 30, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

Non-GAAP research and development expenses in the three and six months ended June 30, 2014 were $6.3 million and $9.0 million, respectively, and exclude success payment expense of $0.2 million and $0.4 million, respectively.

•	G&A Expenses: General and administrative expenses in the three and six months ended June 30, 2015, inclusive of non-cash expenses and computed in accordance with GAAP, were $14.9 million and $21.5 million, respectively, compared with $4.6 million and $8.0 million in the three and six months ended June 30, 2014, respectively. The increase of $10.3 million and $13.5 million in the three and six months ended June 30, 2015, respectively, was primarily due to increased personnel expense, including non-cash stock-based compensation expense, transaction costs associated with the Stage and X-Body acquisitions as well as the Celgene, Fate, and Editas collaborations, and an increase in patent and corporate legal fees.

•	Litigation Expense: Litigation expense in the three and six months ended June 30, 2015 was $5.3 million and $6.0 million, respectively, compared with $1.6 million and $3.6 million in the three and six months ended June 30, 2014, respectively. All litigation expense in those periods were comprised of costs Juno incurred with respect to Trustees of the University of Pennsylvania v. St. Jude Children’s Research Hospital, Civil Action No. 2:13-cv-01502-SD (E.D. Penn.), as well as expenses Juno was required to reimburse to St. Jude Children’s Research Hospital with respect to such litigation. In April 2015 this litigation was settled favorably, and Novartis agreed to execute a sublicense agreement with Juno, in connection with which Novartis paid Juno $12.25 million.

•	GAAP Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders for the three and six months ended June 30, 2015 was $66.0 million, or $0.79 per share and $130.9 million, or $1.58 per share, respectively. This compares to $38.1 million, or $5.80 per share, and $47.1 million, or $7.06 per share, respectively, for the same periods in 2014.

•	Non-GAAP Net Loss Attributable to Common Stockholders: Non-GAAP net loss attributable to common stockholders, which incorporates the non-GAAP R&D expense, for the three and six months ended June 30, 2015 was $29.5 million, or $0.35 per share, and $53.7 million, or $0.65 per share, respectively.

For the three and six months ended June 30, 2014, non-GAAP net loss attributable to common stockholders, which incorporates the non-GAAP R&D expense, was $12.5 million, or $1.90 per share and $20.6 million, or $3.09 per share, respectively. Non-GAAP net loss attributable to common stockholders for the three and six months ended June 30, 2014 exclude the following:

•	Success payment expense of $0.2 million and $0.4 million for the three and six months ended June 30, 2014, respectively, associated with the change in estimated value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•	Non-cash convertible preferred stock option expense of $10.1 million and $10.7 million in the three and six months ended June 30, 2014, respectively.

•	A non-cash charge of $15.4 million for the three and six months ended June 30, 2014 related to deemed dividends upon issuance of convertible preferred stock.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2015 Financial Guidance

Juno expects 2015 cash burn, excluding cash inflows or outflows from business development activities and the now-settled litigation, to be at the higher end of its guidance of between $125 million and $150 million.

Conference Call Information

The company will host a conference call today to review Juno’s financial results for the second quarter of 2015 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 4207305.

The webcast can be accessed live on the Investor Relations page of Juno’s website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.

About Juno

Juno Therapeutics, Inc. is building a fully integrated biopharmaceutical company focused on revolutionizing medicine by re-engaging the body’s immune system to treat cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling evidence of tumor shrinkage in the clinical trials in refractory leukemia and lymphoma conducted to date. Juno’s long-term aim is to improve and leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world’s leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children’s Research Institute, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19 directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St Jude Children’s Research Hospital.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding Juno’s mission, business focus, business plans, and IP position; Juno’s clinical trial plans and timeline; the potential benefits to Juno of its recently completed strategic transactions with Celgene, Stage, X-Body, Editas, Fate Therapeutics and MedImmune; Juno’s regulatory strategy; the potential to receive milestone and royalty payments from Novartis Pharmaceuticals Corporation; and Juno’s expected cash burn for 2015. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno’s product development activities and clinical trials; Juno’s ability to obtain regulatory approval for and to commercialize its product candidates; Juno’s ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno’s competitors with respect to competing treatments and technologies; Juno’s dependence on third-party collaborators and other contractors in Juno’s research and development activities, including for the conduct of clinical trials and the manufacture of Juno’s product candidates; Juno’s dependence on Celgene for the development and commercialization outside of North America of product candidates for which Celgene exercises an option; Juno’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno’s business in general, see Juno’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2015 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.

Investor Relations:

Nicole Keith

206-566-5521

Nikki.Keith@junotherapeutics

Media:

Julie Normart, W2O Group

415-946-1087

jnormart@w2ogroup.com

Juno Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$303,573	$435,640
Prepaid expenses and other current assets	4,182	3,595

Total current assets	307,755	439,235
Property and equipment, net	28,689	4,018
Long-term marketable securities	9,839	38,411
Goodwill	122,092	—
Intangible assets	50,758	—
Other assets	5,036	7,499

Total assets	$524,169	$489,163

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$28,243	$15,673
Success payment liabilities	127,791	84,920
Contingent consideration obligation	4,422	—

Total current liabilities	160,456	100,593
Build-to-suit lease obligation, less current portion	9,483	—
Contingent consideration obligation, less current portion	32,686	—
Deferred tax liabilities	10,240	—
Other long-term liabilities	—	38
Stockholders’ equity:
Common stock	9	8
Additional paid-in capital	789,348	734,895
Accumulated other comprehensive loss	(849)	(90)
Accumulated deficit	(477,204)	(346,281)

Total stockholders’ equity	311,304	388,532

Total liabilities and stockholders’ equity	$524,169	$489,163

Juno Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenue	$12,461	$—	$12,461	$—
Operating expenses:
Research and development	60,235	6,479	118,034	9,418
General and administrative	14,857	4,568	21,527	7,959
Litigation	5,334	1,633	6,025	3,623

Total operating expenses	80,426	12,680	145,586	21,000

Loss from operations	(67,965)	(12,680)	(133,125)	(21,000)
Interest income, net	158	—	353	—
Other income (expense)	233	(10,089)	233	(10,718)

Loss before income taxes	(67,574)	(22,769)	(132,539)	(31,718)
Benefit from income taxes	1,616	—	1,616	—

Net loss	$(65,958)	$(22,769)	$(130,923)	$(31,718)

Net loss attributable to common stockholders:
Net loss	$(65,958)	$(22,769)	$(130,923)	$(31,718)
Deemed dividend upon issuance of convertible preferred stock, non-cash	—	(15,357)	—	(15,357)

Net loss attributable to common stockholders	$(65,958)	$(38,126)	$(130,923)	$(47,075)

Net loss per share attributable to common stockholders, basic and diluted	$(0.79)	$(5.80)	$(1.58)	$(7.06)

Weighted average common shares outstanding, basic and diluted	83,716,681	6,576,466	83,116,743	6,664,013

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management plans to use these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Net Loss Attributable to Common Stockholders

(In thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net loss attributable to common stockholders - GAAP	$(65,958)	$(38,126)	$(130,923)	$(47,075)
Adjustments:
Success payment expense (1)	3,961	209	42,871	386
Upfront payments related to license agreements (2)	30,810	—	30,810	—
Non-cash stock-based compensation expense (3)	1,667	—	3,563	—
Convertible preferred stock option expense, non-cash (4)	—	10,089	—	10,718
Deemed dividend upon issuance of convertible preferred stock, non-cash (5)	—	15,357	—	15,357

Net loss attributable to common stockholders - Non-GAAP	$(29,520)	$(12,471)	$(53,679)	$(20,614)

Net loss attributable to common stockholders per share - GAAP	$(0.79)	$(5.80)	$(1.58)	$(7.06)
Adjustments:
Success payment expense (1)	0.05	0.03	0.52	0.06
Upfront payments related to license agreements (2)	0.37	—	0.37	—
Non-cash stock-based compensation expense (3)	0.02	—	0.04	—
Convertible preferred stock option expense, non-cash (4)		1.53		1.61
Deemed dividend upon issuance of convertible preferred stock, non-cash (5)	—	2.34	—	2.30

Net loss attributable to common stockholders per share, basic and diluted - Non-GAAP	$(0.35)	$(1.90)	$(0.65)	$(3.09)

Weighted average common shares outstanding, basic and diluted	83,716,681	6,576,466	83,116,743	6,664,013

Juno Therapeutics, Inc.

Reconciliation of GAAP to Non-GAAP Research and Development Expenses

(In thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Research and development expense - GAAP	$60,235	$6,479	$118,034	$9,418
Adjustments:
Success payment expense (1)	(3,961)	(209)	(42,871)	(386)
Upfront payment related to license agreements (2)	(30,810)	—	(30,810)	—
Non-cash stock-based compensation expense (3)	(1,667)	—	(3,563)	—

Research and development expense - Non-GAAP	$23,797	$6,270	$40,790	$9,032

(1)	The success payment expense represents the change in the estimated value of the success payments and the associated elapsed service period. As of June 30, 2015, the estimated fair value of the success payments to FHCRC and MSK were approximately $149.4 million and $62.0 million, respectively. If a success payment threshold is met, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s discretion. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs related to the collaboration projects conducted by FHCRC that are creditable against the success payments to FHCRC.
(2)	The upfront payments related to license agreements includes the upfront payments in connection with the Editas and Fate Therapeutics collaborations.
(3)	This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.
(4)	The convertible preferred stock option expense, non-cash relates to changes in the fair value of Juno’s Series A and Series A-2 convertible preferred stock options.
(5)	The deemed dividends upon issuance of convertible preferred stock, non-cash represent the difference between the estimated fair value of the Series A and Series A-2 convertible preferred stock and the issuance price of such shares.